Exhibit 4.12

                            AMENDMENT NUMBER THREE
                                    TO THE
              RITE AID 401(k) DISTRIBUTION EMPLOYEES SAVINGS PLAN



         WHEREAS, Rite Aid Corporation ("Corporation") has the authority under the Rite Aid 401(k) Distribution Employees Savings Plan ("Plan") to amend the Plan, except in certain respects not material hereto; and

         WHEREAS, the Plan was completely amended and restated effective January 1, 2001 and has since been amended; and

         WHEREAS, the Corporation desires to re-open the Rite Aid Corporation Stock Fund for new investments to participants in the Plan on a limited basis so that (1) no more than 10% of a participant's salary deferral contributions and loan repayments can be allocated to the Rite Aid Corporation Stock Fund and (2) participant transfers from other Plan investment funds to the Rite Aid Corporation Stock Fund will not be permitted; and

         WHEREAS, the Corporation has authorized officers, including the undersigned officer, to determine the time at which it is appropriate to re-open the Rite Aid Corporation Stock Fund; and

         WHEREAS, the Corporation further desires to clarify the parties who are authorized under the Plan to designate the investment alternatives available to Plan participants.

         NOW, THEREFORE, effective as of May 27, 2003, the Plan is hereby amended as follows:

         1. Section 6.2 of the Plan is amended in its entirety to read as follows:

            "6.2 Investment Options/Subaccounts.

            Notwithstanding any provision of the Plan to the contrary, the Employee Benefits Administration Committee shall have the responsibility for selecting the Investment Subaccounts offered to Participants in the Plan, except (1) to the extent that the Employer delegates such responsibility to an institutional trustee or to an investment manager (within the meaning of Section 3(38) of ERISA) appointed by the Employer for that purpose or (2) with respect to the Rite Aid Stock Fund. The Funding Agent will maintain, with respect to each Participant, an individual Investment Subaccount for each separate investment fund in which a Participant participates. Participants will be permitted to direct the Contributions made on their behalf among Investment Subaccounts established for this purpose."

         2. A new Section 6.6 of the Plan is hereby added to read as follows:

            "Section 6.6 Rite Aid Corporation Stock Fund.

            The Plan has an Investment Subaccount that invests primarily in the common stock of The Rite Aid Corporation ("Rite Aid Corporation Stock Fund" or the "Rite Aid Stock Fund"). The Employer, or its designee, shall have the authority to determine when to open the Rite Aid Stock Fund to investment by Participants and on what basis. Notwithstanding any other provision of the Plan to the contrary, effective as of the date established by an authorized officer or officers (as so designated by the Board), a Participant may allocate up to ten percent (10%) (but no more than ten percent) of such Participant's Salary Deferral Contributions to the Rite Aid Stock Fund. No other contributions (except such prorata piece of any loan repayments that are invested in the same manner as salary deferral contributions) may be allocated to the Rite Aid Stock Fund. A Participant may transfer funds from the Rite Aid Stock Fund to any other Investment Subaccount. Notwithstanding any other provision of the Plan to the contrary, no transfers are permitted to the Rite Aid Stock Fund from any other Investment Subaccount. The Employer may, by Plan amendment, modify the provisions of this Section 6.6."

         3. Section 11.8 (b) of the Plan is amended by adding at the end thereof the following sentence:

            "Notwithstanding the foregoing, the Employer, or its designee, may reopen the Rite Aid Corporation Stock Fund at such time and in such manner as the Employer or its designee, in its sole discretion, deems appropriate."

         4. Section 11.8 (i) (2) shall be amended in its entirety to read as follows:

            "(2) Voting, tender and similar rights with respect to Employer securities shall be passed through to Participants and Beneficiaries with accounts holding such securities. The Trustee shall vote or tender or take other similar action with respect to such shares solely in accordance with written instructions furnished to it by each Participant or Beneficiary. Shares, including fractional shares, for which instructions are not received by the Trustee shall be voted or tendered by the Trustee."

         5. Section 11.8 (i) (4) shall be amended in its entirety to read as follows:

            "(4) The Trustee shall be the fiduciary who is responsible for (i) ensuring that any procedures used are sufficient to safeguard the confidentiality of the information described in paragraph (3),
            (ii) such procedures are being followed, and (iii) the independent fiduciary required by paragraph (5), below, is appointed when necessary."

         6. In all other respects, the provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment to the Plan has been executed this 27th day of May, 2003.

                                          RITE AID CORPORATION


                                          By:   /s/ Robert B. Sari
                                             -----------------------------
                                             Name:  Robert B. Sari
                                             Title: Senior Vice President,
                                                    General Counsel and
                                                    Secretary